Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-200794, 333-254578, and 333-273587 on Form S-8 of our report dated June 24, 2025, relating to the financial statements and supplemental schedule of BPX Energy Employee Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 24, 2025